Exhibit 8.1

May 15, 2023

GoGreen Investments Corporation

One City Centre

1021 Main Street, Suite 1960

Houston, TX 77002

Re: U.S. Federal Income Tax Consequences of the Merger

To the addressee set forth above,

We have acted as special United States tax counsel to GoGreen Investments Corporation, a Cayman Islands exempted company (“Purchaser”), in connection with the Transactions, the Registration Statement on Form F-4 of Lifezone Metals Limited, an Isle of Man company (“Holdings”), initially publicly filed with the Securities and Exchange Commission on April 17, 2023 (Registration No. 333-271300) (the “Registration Statement”), including the proxy statement/prospectus forming a part thereof (the “Proxy Statement/Prospectus”), and the Business Combination Agreement, dated as of December 13, 2022, by and among Purchaser, GoGreen Sponsor 1 LP, a Delaware limited partnership, solely in its capacity as the Purchaser Representative and for purposes of Section 8.23 of the Business Combination Agreement (as defined below), Holdings, Aqua Merger Sub, a Cayman Islands exempted company and a direct wholly owned subsidiary of Holdings that has for U.S. federal income tax purposes elected to be disregarded as an entity separate from Holdings effective as of the date of its formation (“Merger Sub”), Lifezone Holdings Ltd, an Isle of Man company (the “Company”), Keith Liddell, solely in his capacity as the Company Shareholders Representative, and the shareholders of the Company party thereto (such agreement, the “Business Combination Agreement”) pursuant to which Purchaser will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned direct subsidiary of Holdings (the “Merger”). This opinion is being delivered in connection with the Registration Statement and the Proxy Statement/Prospectus. Capitalized terms not defined herein have the meanings specified in the Business Combination Agreement unless otherwise indicated.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations, and warranties contained in (i) the Business Combination Agreement (including any Annexes, Exhibits or Schedules thereto), (ii) the Registration Statement and the Proxy Statement/Prospectus, (iii) the tax representation letter, including any attachments thereto, of Purchaser dated as of the date hereof and delivered to us for purposes of this opinion (together with the Business Combination Agreement, the Registration Statement and the Proxy Statement/Prospectus, the “Transaction Documents”) and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent, that:

1.	Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Merger Effective Time) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2.	The Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Transaction Documents, and the Merger will be effective under the laws of the Cayman Islands;

3.	All factual statements, descriptions, and representations contained in the Transaction Documents, and such other documents and corporate records referred to herein or otherwise made to us are true, complete, and correct in all respects and will remain true, complete, and correct in all respects up to and including the time of the completion of the Transactions and through the subsequent periods referred to herein, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions, or representations or which make any such factual statements, descriptions, or representations untrue, incomplete, or incorrect at the Merger Effective Time or, to the extent applicable, through the completion of the Transactions and the subsequent periods referred to herein;

4.	Any statements made in any of the Transaction Documents, and such other documents and corporate records referred to herein “to the knowledge of” or similarly qualified are true, complete, and correct in all respects and will continue to be true, complete, and correct in all respects at all times up to and including the time of the completion of the Transactions and through the subsequent periods referred to herein, in each case without such qualification; and

5.	Holdings, Merger Sub and Purchaser have complied with and, if applicable, will continue to comply with the covenants contained in the Transaction Documents.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law, the Merger should qualify as a “reorganization” under Section 368(a)(1)(F) of the Code. We express no opinion on the potential United States federal income tax consequences of the Merger under the rules governing “passive foreign investment companies” as defined in Section 1297 of the Code.

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations, and qualifications set forth below.

1.	This opinion represents our best judgment regarding the application of United States federal income tax laws arising under the Code, judicial decisions, administrative regulations, and published rulings and procedures, but does not address all of the United States federal income tax consequences of the Merger. We express no opinion as to United States federal, state, local, foreign, or other tax consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, would not adversely affect the validity of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws. In addition, this opinion is being delivered prior to the consummation of the Merger and therefore is prospective and dependent on future events;

2.	The U.S. federal income tax consequences of the transactions described in the Transaction Documents are complex and the applicable legal authorities are subject to varying interpretations. There can be no assurance or guarantee that a court would, if presented with the issues addressed herein, reach the same or similar conclusions as we have reached; and

3.	No opinion is expressed as to any transaction other than the Merger as described in the Transaction Documents, or to any transaction whatsoever, including the Merger, if, to the extent relevant to our opinion, either not all the Transactions are consummated in accordance with the terms of the Transaction Documents and without waiver or breach of any provisions thereof or not all of the factual statements, representations, warranties, and assumptions upon which we have relied are true and accurate at all relevant times.

We are furnishing this opinion in connection with the filing of the Registration Statement, including the Proxy Statement/Prospectus forming a part thereof, and this opinion is not to be relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Latham & Watkins LLP

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